Exhibit 99.1
TOLL BROTHERS, INC. ANNOUNCES
OFFERING OF SENIOR NOTES AND
CASH TENDER OFFER FOR CERTAIN OUTSTANDING DEBT SECURITIES
Horsham, PA, September 15, 2009 — Toll Brothers, Inc. (NYSE:TOL), (www.tollbrothers.com) today announced the launch of an offering of Senior Notes (the “New Notes”), issued by Toll Brothers Finance Corp., a wholly-owned subsidiary. Toll Brothers also announced that Toll Brothers Finance Corp. has commenced a cash tender offer (“tender offer”) for up to $150 million in aggregate principal amount of its 6.875% Senior Notes due 2012 and 5.95% Senior Notes due 2013 (collectively, the “Outstanding Notes”).
The New Notes are guaranteed on a senior basis by Toll Brothers, Inc. and a majority of its homebuilding subsidiaries. Toll Brothers intends to use the net proceeds from the sale of the New Notes for general corporate purposes, which may include the repayment or repurchase of certain outstanding indebtedness, and to finance the cash tender offer.
The New Notes offering is underwritten by BofA Merrill Lynch, J.P. Morgan and Citi, as joint Book-Running Managers. A printed copy of the prospectus supplement relating to the offering may be obtained by contacting either BofA Merrill Lynch at (800) 294-1322, J.P. Morgan at 212-834-4533 (collect) or Citi at (877) 858-5407.
The tender offer, certain terms of which are listed in the table below, is being made pursuant to an “Offer to Purchase” dated today, which sets forth a more comprehensive description of the terms of the offer. The Outstanding Notes are guaranteed on a senior basis by Toll Brothers, Inc. and a majority of its homebuilding subsidiaries. Subject to applicable law, Toll Brothers Finance Corp. has the right to increase the maximum tender offer amount at its discretion.

				Early
		Principal	Tender Offer	Tender	Total
Title of	CUSIP	Amount	Consideration	Payment	Consideration
Security	Number	Outstanding	(1)	(1)	(1)
6.875% Senior Notes due 2012	88947EAA8	$300 million	$1,037.50	$30.00	$1,067.50
5.95% Senior Notes due 2013	88947EAC4	$250 million	$1,002.50	$30.00	$1,032.50

(1)	Per $1,000 principal amount of Outstanding Notes accepted for purchase.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on October 13, 2009, unless extended or earlier terminated. Holders of notes must tender and not withdraw their notes on or before the early tender date, which is 5:00 p.m., New York City time, on September 28, 2009, unless extended, to receive the applicable total consideration per $1,000 principal amount of their series of notes, as listed in the table above. Holders of notes who tender their notes after the early tender date will be eligible to receive only the tender offer consideration, which does not include the early tender payment, as listed in the table above. The aggregate principal amount of each oversubscribed tranche of Outstanding Notes that is purchased in the tender offer will be determined on a pro rata basis based on the aggregate principal amount of Outstanding Notes tendered in the tender offer.
In addition to the total consideration or tender offer consideration, as applicable, holders of notes tendered and accepted for payment will receive accrued and unpaid interest on the tendered notes from the last interest payment date for the notes to, but not including, the payment date.
Except as required by applicable law, notes tendered may be withdrawn only at or before the withdrawal date, which is 5:00 p.m., New York City time, on September 28, 2009, and notes tendered after the withdrawal date and before the expiration of the tender offer may not be withdrawn.
The tender offer is subject to the satisfaction of certain conditions, including the successful completion of the offering of the New Notes. If any of the conditions is not satisfied, Toll Brothers Finance Corp. is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, in each event subject to applicable laws, and may terminate the tender offer. The tender offer is not conditioned on the tender of a minimum principal amount of notes of any series. Toll Brothers Finance Corp. is not soliciting consents from holders of notes in connection with the tender offer.
Payment for notes purchased in the tender offer will be made on a payment date to occur promptly after the expiration of the tender offer. Toll Brothers Finance Corp. expects the payment date to occur on October 14, 2009. Toll Brothers Finance Corp. expects to fund the purchase of the Outstanding Notes with part of the proceeds from the sale of the New Notes.
Toll Brothers has retained J.P. Morgan and BofA Merrill Lynch to serve as dealer managers for the tender offer and has retained D.F. King & Co., Inc. to serve as the depositary and information agent for the tender offer.
Requests for tender offer documents may be directed to D.F. King & Co., Inc. by telephone at (212) 493-6996 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley. Questions regarding the tender offer may be directed to either J.P. Morgan collect at (212) 834-3424 or BofA Merrill Lynch at (888) 292-0070 or collect at (980) 388-9217.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. None of Toll Brothers, Toll Brothers Finance Corp., the dealer managers or the depositary and information agent makes any recommendations as to whether holders should tender their notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of notes to tender.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
This press release contains “forward-looking statements,” including those regarding Toll Brothers, Inc.’s anticipated use of the net proceeds. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results or events may differ materially from those expressed or implied by such statements. Such risks, uncertainties and other factors include, but are not limited to: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which we operate; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where we build homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs in the value of investments in unconsolidated entities; the ability to realize our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; weather conditions; and other factors described in detail in our Annual Report on Form 10-K for the year ended October 31, 2008. Forward-looking statements speak only as of the date they are made. Toll Brothers, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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